                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration Nos. 333-07593
                                                                    333-07593-01

                          ML PRINCIPAL PROTECTION L.P.

               SUPPLEMENT DATED FEBRUARY 3, 2000 TO THE PROSPECTUS
                                DATED MAY 7, 1999


         In accordance with the rules of the Commodity Futures Trading Commission (the "CFTC"), this Supplement updates certain information contained in the Prospectus dated May 7, 1999 (the "Prospectus") of ML Principal Protection L.P. (the "Fund"). All capitalized terms used herein have the same meaning as in the Prospectus.

         Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

         This Supplement contains an updated version of the performance record of the Fund set forth on page 15 of the Prospectus and must be read in conjunction with the notes thereto on page 16 of the Prospectus. As January 1, 2000 has passed, the risk factor regarding Year 2000 Issues set forth on page 12 of the Prospectus and the related discussion set forth on page 23 have been updated as follows: "Although the advent of the Year 2000 proved to be uneventful for most computer functions, it is unclear that all the related systemic issues have been resolved. Furthermore, there appear to be other computer critical dates or events which could result in material disruptions to the computer programs employed by the Fund as well as by its service providers."

                               * * * * * * * * * *


         All information in the Prospectus is hereby restated, except as updated hereby.


                           --------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


         THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.





               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                                  SELLING AGENT

                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                 GENERAL PARTNER

PERFORMANCE OF THE FUND

         The following are the monthly rates of return from the inception of the Fund through December 31, 1999. THERE CAN BE NO ASSURANCE THAT THE FUND WILL CONTINUE TO PERFORM IN THE FUTURE THE WAY IT HAS IN THE PAST.

            TYPE OF POOL:  MULTI-ADVISOR; PUBLICLY-OFFERED/"PRINCIPAL PROTECTED"
                           INCEPTION OF TRADING:   OCTOBER 12, 1994
                           AGGREGATE SUBSCRIPTIONS: $164,976,175
                           CURRENT CAPITALIZATION:  $41,682,768
                           WORST MONTHLY DRAWDOWN: (3.70)% (2/96)
                    WORST PEAK-TO-VALLEY DRAWDOWN: (3.80)% (7/99-10/99)

                                  -------------

   NET ASSET VALUE PER SERIES A UNIT, DECEMBER 31, 1999: $134.14 (adding back
                            $22.50 in distributions)

---------------------------------------------------------------------------------------------------------------------
                                             MONTHLY RATES OF RETURN
---------------------------------------------------------------------------------------------------------------------
        MONTH              1999            1998           1997             1996           1995             1994
---------------------------------------------------------------------------------------------------------------------
       January            (1.09)%          0.07%           2.06%           2.45%          (0.55)%            --
---------------------------------------------------------------------------------------------------------------------
      February             0.84           (0.56)           1.44           (3.70)           2.24              --
---------------------------------------------------------------------------------------------------------------------
        March             (0.52)           0.10            0.05            1.06            4.17              --
---------------------------------------------------------------------------------------------------------------------
        April              1.17           (1.96)          (0.70)           3.10            0.91              --
---------------------------------------------------------------------------------------------------------------------
         May              (1.30)           0.95           (1.43)          (1.98)           1.20              --
---------------------------------------------------------------------------------------------------------------------
        June               1.19           (0.86)           0.70            1.36           (0.21)             --
---------------------------------------------------------------------------------------------------------------------
        July               0.20           (0.67)           3.14           (1.68)          (1.30)             --
---------------------------------------------------------------------------------------------------------------------
       August             (0.02)           4.83           (2.71)           0.49            0.95              --
---------------------------------------------------------------------------------------------------------------------
      September           (0.91)           3.55            0.86            1.62           (0.32)             --
---------------------------------------------------------------------------------------------------------------------
       October            (2.90)           0.06           (0.43)           4.25            0.29            1.04%
---------------------------------------------------------------------------------------------------------------------
      November             1.60           (1.00)           0.80            2.50            0.69            0.32
---------------------------------------------------------------------------------------------------------------------
      December             1.00            0.20            2.22           (0.20)           2.12            0.40
---------------------------------------------------------------------------------------------------------------------
      Compound
      Rate of             (0.84)%          4.60%            6.01%          9.36%          10.55%           1.76%
      Return                                                                                          (2 2/3 months)
---------------------------------------------------------------------------------------------------------------------

     UNITS ISSUED UNDER THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT WILL INITIALLY ALLOCATE 100% OF THEIR ASSETS TO TRADING (SUBJECT TO POSSIBLE FUTURE DELEVERAGING). ALL UNITS ISSUED ON OR PRIOR TO MAY 1, 1997 COMMENCED TRADING WITH 60%, AND UNITS ISSUED AFTER MAY 1, 1997 WITH 75%, OF THEIR ASSETS ALLOCATED TO TRADING. BEGINNING MAY 1, 1998, UNITS ISSUED AFTER MAY 1, 1997 ALLOCATED 85% TO 95% OF THEIR ASSETS TO TRADING AND, AS OF JUNE 1, 1999, ALLOCATE 100% OF THEIR ASSETS TO TRADING (ALSO SUBJECT TO POSSIBLE FUTURE DELEVERAGING). CONSEQUENTLY, THE COMPOSITE PAST PERFORMANCE OF THE FUND MAY NOT BE REPRESENTATIVE OF HOW THE UNITS WOULD HAVE PERFORMED OVER THE SAME PERIOD. THE GREATER THE PERCENTAGE OF A SERIES' ASSETS ALLOCATED TO TRADING, THE GREATER THE RISK OF LOSS AS WELL AS THE PROFIT POTENTIAL.

                       -------------------------

                        CUMULATIVE STATISTICS

               CORRELATION COEFFICIENT VS. S&P 500: 0.03

                        BETA VS. S&P 500: 0.01

                          SHARPE RATIO: 0.10


      PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS


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

                        ACKNOWLEDGMENT OF RECEIPT OF THE
                     ML PRINCIPAL PROTECTION L.P. SUPPLEMENT
                             DATED FEBRUARY 3, 2000
                       TO THE PROSPECTUS DATED MAY 7, 1999


     The undersigned hereby acknowledges that the undersigned has received a copy of the ML Principal Protection L.P. Supplement dated February 3, 2000 to the Prospectus dated May 7, 1999. A SIGNED COPY OF THIS ACKNOWLEDGMENT OF RECEIPT OF THE FEBRUARY 3, 2000 SUPPLEMENT AND THE SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY SIGNATURE PAGE FROM THE MAY 7, 1999 PROSPECTUS MUST BE RETURNED TO YOUR MERRILL LYNCH FINANCIAL CONSULTANT.



           INDIVIDUAL SUBSCRIBERS:                ENTITY SUBSCRIBERS:


           --------------------------             ----------------------------
                                                  (Name of Entity)

           --------------------------             By:
           Signature of Subscriber(s)                -------------------------

                                                  Title:
                                                        ----------------------
                                                  (Trustee, partner or
                                                  authorized officer)



           Dated: _____________, 2000


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